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                                                                    EXHIBIT 99.1

[Crown Castle International Corp. Logo]


To:    Directors and Executive Officers of Crown Castle International Corp.
From:  E. Blake Hawk and Don Reid
Date:  February 7, 2003

Re:   Blackout Trading Period Relating to 401(k) Plan Provider Change


Charles Schwab Retirement Plan Services ("Schwab") has informed us that the previously announced blackout period, relating to Crown Castle International Corp. ("Company") changing the provider for its 401(k) Plan ("Plan") from PNC Bank to Schwab, has ended as of February 7, 2003. As a result, the previously announced prohibition against directors and executive officers (including family members) of the Company engaging in certain transactions involving common stock or other equity securities of the Company during the blackout period has also ended.

The blackout period ended earlier than the previously contemplated February 17, 2003 date due to Schwab's and PNC Bank's ability to complete the transition process sooner than expected.

If you have any questions regarding the blackout period, please contact E. Blake Hawk (713-570-3155 or bhawk@crowncastle.com) or Don Reid (713-570-3147 or dreid@crowncastle.com) at Crown Castle International Corp., 510 Bering Drive, Suite 500, Houston, Texas 77057.